Exhibit 99.2

Principal Ownership of Voting Securities of the Guarantors

Name of Guarantor	Record Owner	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

CEBA Gathering, LLC	SandRidge Exploration and Production, LLC	Membership Interests	N/A	100%

Integra Energy, L.L.C.	SandRidge Exploration and Production, LLC	Membership Interests	N/A	100%

Lariat Services, Inc.	SandRidge Energy, Inc.	Common Stock	100,000	100%

SandRidge Exploration and Production, LLC	SandRidge Holdings, Inc.	Membership Interests	N/A	100%

SandRidge Holdings, Inc.	SandRidge Energy, Inc.	Common Stock	100	100%

SandRidge Midstream, Inc.	SandRidge Energy, Inc.	Common Stock	100,000	100%

SandRidge Operating Company	SandRidge Energy, Inc.	Common Stock	100,000	100%